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                                                                     EXHIBIT 5.1


                                [K&E Letterhead]



                                 August 7, 2001



Dura Operating Corp.
4508 IDS Center
Minneapolis, MN 55402

          Re:  Dura Operating Corp.
               Registration Statement on Form S-4
               Registration No. 333-65470-01
               -----------------------------

Dear Ladies and Gentlemen:

          We have acted as special counsel to Dura Operating Corp., a Delaware corporation (the "Issuer"), and each of Dura Automotive Systems, Inc., a Delaware corporation, Adwest Electronics, Inc., a Delaware corporation, Atwood Automotive Inc., a Michigan corporation, Atwood Mobile Products, Inc., an Illinois corporation, Dura Automotive Systems Cable Operations, Inc., a Delaware corporation, Dura Automotive Systems of Indiana, Inc., an Indiana corporation, Mark I Molded Plastics of Tennessee, Inc., a Tennessee corporation, and Universal Tool & Stamping Company Inc., an Indiana corporation (collectively, the "Guarantors" and, together with the Issuer, the "Registrants"), in connection with the proposed registration by the Issuer of up to $458,500,000 in aggregate principal amount of the Issuer's Series D 9% Senior Subordinated Notes due 2009 (the "Exchange Notes") in exchange for and in replacement of the Issuer's outstanding Series B 9% Senior Subordinated Notes due 2009 (the "Series B Notes") and the Issuer's outstanding Series C 9% Senior Subordinated Notes due 2009 (the "Series C Notes," and together with the Series B Notes, the "Old Notes"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-65470-01), originally filed with the Securities and Exchange Commission on July 19, 2001, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented is hereinafter referred to as the "Registration Statement").

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          The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the "Indenture"), dated as of June 22, 2001, by and among the Registrants and U.S. Bank Trust National Association, as Trustee, in exchange for and in replacement of the Old Notes. We have been informed that $300,000,000 in aggregate principal amount of Series B Notes and $158,500,000 in aggregate principal amount of Series C Notes are outstanding as of the date hereof.

          In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation and the bylaws of each of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Registration Statement, and (iv) the Registration Rights Agreement, dated as of June 22, 2001, by and among the Registrants, Banc of America Securities LLC, Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Registrants and others.

          Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principle of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when
(i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Registrants.

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Dura Operating Corp.
August 7, 2001
Page 3


          We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

          Our advise on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the internal law of the State of Illinois, the General Corporation Law of the State of Delaware or the federal law of the United States, except that for purposes of our opinion that the Exchange Notes and the Guarantees will be validly issued and binding obligations of each of the Registrants, we have concluded the Indenture has been duly authorized, executed and delivered and the Exchange Notes and Guarantees have been duly authorized by each of the Registrants based solely on a review of the applicable state corporate statutes of the States of Michigan (with respect to Atwood Automotive Inc.), Indiana (with respect to Dura Automotive Systems of Indiana, Inc. and Universal Tool & Stamping Company Inc.) and Tennessee (with respect to Mark I Molded Plastics of Tennessee, Inc.). We note that we are not admitted to practice in the States of Michigan, Indiana and Tennessee and, as such, our conclusions as to due authorization, execution and delivery are based solely on our review of the provisions of the above referenced state corporate statutes as such statutes relate to the Registrants without regard to regulations promulgated thereunder or any judicial interpretation thereof.

          This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York, Illinois or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

          This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                         Sincerely,



                                         /s/ KIRKLAND & ELLIS